U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 10, 2012

Medisafe 1 Technologies Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-161914	46-0523031
(Commission File No.)	(IRS Employer Identification No.)

c/o Jacob Elhadad

5A Hataltan Street

Jerusalem , Israel 96926

Phone Number 972-77-3318877

Fax number 972-77-3318879

(Address and telephone number of principal executive offices and place of business)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sales of Equity Securities

On July 10, 2012 the Registrant issued a total of 100,000,000 shares of additional common stock of the Issuer, 50,000,000  to Jacob Elhadad, President of the Issuer and 50,000,000 to Yisrael Gottlieb CFO and Secretary of the Issuer .  The shares of common stock were issued as additional 2012 compensation pursuant to an agreement between the Issuer and Mr. Elhadad, and Mr Yisrael Gotlieb concurrent and due to the drop in the share value of the shares since the original issuance in January for the 2012 annual compensation.

The shares were issued without registration under Section 5 of the Securities Act of 1933 in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

Section 5 -- Corporate Governance and Management

Item 5.03        Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On or about September 30, 2011, the Company received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Common Stock representing in excess of 50.1 % of the total issued and outstanding shares of voting stock of the Company approving a Certificate of Amendment to the Certificate of Incorporation of the Company, pursuant to which the Company will change ,  increase the authorized capital of the Company to a total of 1,000,000,000 shares of common stock with a par value of $0.0001 per share.

The Company however only or about May 16 , 2012, filed with the Secretary of the State of Delaware to increase the authorized capital of the Corporation to be 1,000,000,000  shares of common stock, par value of $0.0001.  The filing was initiated at this time, due to the necessity of the agreements with Asher Enterprises and the associated convertible loans and convertible loan document requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2012

Medisafe 1 Technologies Corp.

By:	Jacob Elhadad
Jacob Elhadad
Title: President and Director (Principal Executive Officer)